LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter referred to as the "Lease"), made and entered into this 15th day September 2017 by and between Kew Realty Corporation, a Colorado corporation DBA Xero Shoes hereinafter referred to as "Landlord", and Feel The World, Inc, a Delaware foreign corporation hereinafter referred to as "Tenant";

WITNESSETH:

In consideration of the covenants, terms, conditions, agreements and payments as hereinafter set forth, the parties hereto covenant and agree as follows:

1)	PREMISES

Landlord hereby leases unto Tenant the following described premises: 3700 Havana Street, Unit 312, Denver, Colorado 80239, and described as approximately 14,336 square feet of office and warehouse space, which shall hereinafter be referred to as the "Premises" as shown within "Exhibit A" to this Lease"); the leasing of which shall be covered by the terms and conditions of this Lease.

2)	TERM

The term of this Lease shall commence at 12:00 noon on the First day of October 2017 and unless terminated as herein provided for, shall end at 12:00 noon on the Thirty First day of December 2020. Tenant shall be allowed early access to the Premises once the lease has been signed and the Landlord has completed all work on the Premises.

3)	RENT

Tenant shall pay to Landlord, at the address of Landlord as herein set forth, the following as rental for the Premises:

a)

BASE RENTAL RATE. The base rental rate shall be payable in monthly installments (basic monthly rental) of $6,570.67, in advance on the first day of each month during the term hereof. Landlord acknowledges receipt of the sum $6,570.67, paid by Tenant upon the execution hereof being in payment of rent for the month of October 2017.

b)	RENT ESCALATION. The monthly rent and Operating Expenses (as defined in Section 15 of this Lease) will be paid in the amounts and on the dates listed below:

Term	Monthly Rate
October 1, 2017 - December 31, 2017	$0.00 per month
January 1, 2018 - September 30, 2018	$6,570.67 per month
October 1, 2018 - September 30, 2019	$6,773.76 per month
October 1, 2019 -December 31, 2020	$6,867.39 per month

c)

RENTAL ABATEMENT. Provided that no Default (as defined in Section 29 of the Lease) occurs under this Lease, the Base Rent and Triple Net Expenses (property taxes, insurance and operating expenses) shall be abated for the first Three (3) months of the Lease Term being Thirty-Nine (39) Months. All of the terms and conditions of the Lease shall remain in full force and effect during the foregoing Base Rent abatement period. If any Event of Default occurs under this Lease during Tenant's occupancy, the Base Rent abatement provided for herein shall immediately terminate, and all Base Rent which has then previously been abated shall immediately become due and payable.

4)	TAXES - REAL PROPERTY - PAID BY TENANT

Tenant agrees to pay to Landlord, as additional rent, Tenant's Proportionate Share, or 9.54% of the real estate and ad valorem taxes including any and all several or special assessments which may be levied or assessed by any lawful authority for each calendar year, during the lease term, including those assessed against the land and/or building comprising the property as leased or a part thereof ("Taxes"). Landlord shall submit to Tenant, before the commencement of the Lease Term or beginning of each Calendar Year or as soon thereafter as reasonably possible, whichever is applicable, a statement of Landlord's estimate of Tenant's Proportionate Share of the Taxes payable by Tenant during such Calendar Year. Tenant shall pay to Landlord on or before the first day of each month during such Calendar Year an amount equal to one- twelfth (1/12) of Tenant's Proportionate Share of the estimated Taxes payable by Tenant for such Calendar Year as set forth in Landlord's statement. If Landlord fails to give Tenant notice of its estimated payments due under this section for any Calendar Year, then Tenant shall continue making monthly estimated payments in accordance with the estimate for the previous Calendar Year until a new estimate is provided. If Landlord determines that, because of unexpected increases in Taxes or other reasons, Landlord's estimate of the Taxes was too low, then Landlord shall have the right to give a new statement of the Impositions due from Tenant for such Calendar Year or the balance thereof and to bill Tenant for any deficiency which may have accrued during such Calendar Year, and Tenant shall thereafter pay monthly estimated payments based on such new statement.

Within ninety (90) days after the expiration of each Calendar Year, or as soon thereafter as is practicable, Landlord shall submit a statement to Tenant showing the actual Taxes for such Calendar Year and Tenant's Proportionate Share. If for any Calendar Year, Tenant's estimated monthly payments exceed Tenant's Proportionate Share of the amount by which the actual Taxes for such Calendar Year, then Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant's next monthly payments of estimated Taxes. In the event the Lease has expired, any such overpayment shall be paid directly to the Tenant. If for any Calendar Year Tenant's estimated monthly payments are less than Tenant's Proportionate Share, then Tenant shall pay the total amount of such deficiency to Landlord within fifteen (15) days after receipt of the statement from Landlord. Landlord's and Tenant's obligations with respect to any overpayment or underpayment of Taxes shall survive the expiration or termination of this Lease.

Effective October 1, 2017, Tenant's estimated charge for real estate and ad valorem taxes including any and all several or special assessments shall be ($1.28) psf or $1,529.17 per month.

5)	TAXES - PERSONAL PROPERTY - RESPONSIBILITY

Tenant shall be responsible for the timely payment of any and all taxes and/or assessments levied and/or assessed against any furniture, fixtures, equipment and items of a similar nature installed and/or located in or about the Premises by Tenant.

6)	UTILITIES

Tenant shall be solely responsible for and promptly pay all charges, for heat, water, gas, electric, sewer and trash service and any other utility service used or consumed on the Premises. Should Landlord elect to supply all or any of the utility services to be used or consumed on the Premises, Tenant shall, within ten days from presentation of any statement for such utility service, pay to Landlord, as additional rent under the terms hereof, the amount of said statement if it represents utility service to the Premises only or, 9.54% of said statement if it includes utility service to an area rather than the Premises. In no event shall Landlord be liable for any interruption or failure in the supply of any utility to the Premises. Said proration of utilities shall be reviewed by Landlord and Tenant at the end of the first year of occupancy, at which time Landlord shall determine if the present percentage of said total utilities for the improvements of which the Premises are a part is equitable in relation to the use of total services by all the Tenants and will be adjusted by Landlord, if necessary.

7)	SECURITY DEPOSIT

Landlord further acknowledges receipt of the sum of $9,905.03, to be retained by Landlord without responsibility for payment of interest thereon, as security for performance of all the terms and conditions of this Lease to be performed by Tenant, including payment of all rental due under the terms hereof. Deductions may be made by Landlord from the amount so retained for the reasonable cost of repairs to the Premises (ordinary wear and tear excluded), for any rental delinquent under the terms hereof and/or any sum used in any manner to cure any default in the performance of Tenant under the terms of this Lease. In the event deductions are so made during the rental term, upon notice by Landlord, Tenant shall redeposit within ten (10) calendar day of the date of such notice, such amounts so expended so as to maintain the deposit in the amount as herein provided for, and failure to so redeposit shall be deemed a failure to pay rent under the terms hereof. Nothing herein contained shall limit the liability of Tenant as to any damage to the Premises, and Tenant shall be responsible for the total amount of any damage and/or loss occasioned by actions of Tenant. Landlord may deliver the funds deposited hereunder by Tenant to any purchaser of Landlord's interest in the Premises in the event such interest shall be sold, and thereupon Landlord shall be discharged from any further liability with respect to such deposit.

8)	HOLDING OVER

If after expiration of the term of this Lease, Tenant shall remain in possession of the Premises and continue to pay rent without a written agreement as to such possession, then Tenant shall be deemed a month-to- month Tenant and the rental rate during such holdover tenancy shall be equivalent to (150%) of the sum of the then current monthly amounts due under this Lease or any extension thereof for (a) base rental; (b) common area maintenance fees; (c) real estate taxes; (d) parking; (e) storage; and (f) all other monthly fees, rental or otherwise, associated with this Lease or any then applicable extension hereof. Such month to month tenancy can be terminated with ten (10) days written notice prior to the month the Tenant intends to be its last month. For example, if Tenant wishes to terminate its month to month tenancy on July 31st, such notice shall be given no later than June 20th. No holding over by Tenant shall operate to renew or extend this Lease without the written consent of Landlord to such renewal or extension having been first obtained.

9)	NON-RENEWAL NOTICE

Should Tenant intend to not renew this Lease or any extension thereof, Tenant shall deliver to Landlord written notice of same no later than one hundred and twenty (120) days prior to expiration date of this lease or any extension thereof.

10)	MODIFICATION OR EXTENSIONS

No modification or extension of this Lease shall be binding unless in writing, signed by the parties hereto and endorsed hereon or attached hereto.

11)	ALTERATION - CHANGES AND ADDITIONS - RESPONSIBILITY

Subject to Landlord's prior approval, which shall not be unreasonably withheld, Tenant may, during the term of this Lease, at Tenant's expense, erect inside partitions, add to existing electric power service, add telephone outlets, add light fixtures, install additional heating and/or air conditioning or make such other changes or alterations to the Premises as Tenant may desire. At the end of this Lease, all such fixtures, equipment, additions and/or alterations (except trade fixtures installed by Tenant,) shall be and remain the property of Landlord; provided, however, Landlord shall have the option to require Tenant to remove any or all such fixtures, equipment, additions and restore the Premises to the condition existing immediately prior to such change and/or installation, normal wear and tear excepted, all at Tenant's cost and expense. All such work shall be done in a good and workmanlike manner and shall consist of new materials unless agreed to otherwise by Landlord. Any and all repairs, changes and/or modifications thereto shall be the responsibility and at the cost of Tenant. Landlord may require adequate security from Tenant assuring the elimination and, if necessary, the satisfaction of, mechanic's liens on account of work done on the Premises by Tenant and/or Tenant's agents, representatives, and/or contractors. Landlord may also require adequate security to assure Landlord that the Premises will be restored to its original condition upon termination of this Lease.

12)	APPROVAL OF CHANGES - SIGN APPROVAL

Landlord must approve, in writing and prior to installation, any sign to be placed in or on the Premises, regardless of size or value and/or an addition, change or alteration to the exterior of the Premises. Prior to the cutting of any holes in the roof of the building in which the Premises are located, or prior to any work being performed and/or any equipment being installed on said roof by Tenant, the prior written approval of Landlord is to be obtained by Tenant. If Tenant fails to get such prior written approval, then any roof and/or other repairs required to said building shall be the responsibility of Tenant. As a condition to the granting of such approval, Landlord shall have the right to require Tenant to furnish a bond or other security acceptable to Landlord sufficient to insure completion of and payment for any such work to be so performed.

13)	CARE OF PREMISES -- RESPONSIBILITY OF TENANT

a)

During the term of the Lease, Tenant shall keep the Premises in good, clean and sanitary condition and shall, at its sole cost and expense, make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by Landlord under the provisions of Paragraphs 14 of this Lease and shall keep all plumbing units, pipes and connections free from obstruction and protected against ice and freezing. Additionally, Tenant shall furnish, maintain and replace all electric light bulbs, tubes and tube casings. Landlord and Tenant agree that upon Tenant's occupancy Landlord shall tum over all plumbing, electrical, and HVAC system(s) in good working order. Thereafter Tenant shall be responsible for all routine maintenance of same. Tenant further agrees to contract with a reputable HVAC Company for a Preventative Maintenance contract to be performed not less than once every four (4) months. Tenant shall provide Landlord with written documentation each time such periodic Preventative Maintenance has been performed, not later than thirty (30) days after the date of each periodic Preventative Maintenance service.

b)

If any repairs required to be made by Tenant hereunder are not made within ten (10) days after written notice delivered to Tenant by Landlord, Landlord may, at its option, make such repairs without liability to Tenant of any loss or damage which may result to its stock or business by reason of such repairs, and Tenant shall pay to Landlord immediately upon demand as additional rental hereunder the cost of such repairs plus ten percent (10%) of the amount thereof and any failure to do so shall constitute an event of default hereunder.

c)

Tenant further agrees at the end of the term of this Lease to return the Premises to Landlord in substantially as good a condition as when received from the Landlord except for usual and ordinary wear and tear and shall surrender all keys for the Premises to Landlord and shall inform Landlord of all combinations on all locks, safes and vaults, if any, in the Premises. Tenant further agrees to be responsible for any repairs and/or maintenance required for any part of the improvements of which the Premises are a part where such repair and/or maintenance is necessitated by actions or inaction of Tenant. Notwithstanding the foregoing, should any of the rooftop HVAC unit(s) or unit heater(s) serving the Premises fail during the term of this lease and require replacement and such failure is determined to not be a result of tenant's negligence or misuse, Landlord will pay for the installation of a new unit(s) and Tenant will pay as additional rent, their prorated share of the replacement cost. As an example, if there are two years left on the Term and Landlord replaces the HVAC unit with new one that has a 15-year useful life, Tenant will pay in equal monthly installments 2/15ths of the cost of the replacement. This payment will continue in any renewal or extension term.

14)	MAINTENANCE RESPONSIBILITY OF LANDLORD

Except as herein otherwise provided for, Landlord shall keep the foundation, the exterior walls (except store fronts, plate glass windows, doors, door closure devices, window and door frames, molding, locks and hardware and painting of other treatment of interior and exterior walls) and roof of the Premises in good repair, except that Landlord shall not be required to make any repairs occasioned by any act or negligence of Tenant, its agents, employees, subtenants, licensees and concessionaires, which repairs shall be made by Tenant. In the event that the Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord as provided in this Lease and Landlord shall not be responsible in any way for failure to make any such repairs until a reasonable time shall have elapsed after delivery of such written notice. Landlord's obligation hereunder is limited to repairs specified in this Paragraph 14 only, and Landlord shall have no liability for any damages or injury to persons or property arising out of any condition or occurrence causing a need for such repairs.

15)	OPERATING EXPENSES

Tenant shall be responsible for Tenant's Proportionate Share, or 9.54%, of the total costs incurred for the maintenance and repair of the Premises, the improvements of which the Premises are a part and/or the real property upon which said improvements are constructed, including, but not being limited to, the costs and expenses incurred for maintenance of common areas, parking lot maintenance including re-striping and repaving, removal of snow, removal of trash, rubbish, garbage and other refuse, utilities for common lighting and signs in the parking lot and insurance, all security that may be required to adequately protect and secure the Premises, all common utilities including water to maintain the landscaping, replanting in order to maintain a smart appearance of the landscaped area, supplies, depreciation on the machinery and equipment used in such maintenance and/or repairs, the cost of personnel to implement such services to direct parking and to police the common areas, and Tenants Proportionate Share of all foregoing costs to cover Landlord's administrative and overhead costs, if being the intent to exclude only terms of expense commonly known and designated as carrying charges. These costs are estimated on an annual basis and shall be payable monthly along with the rent and adjusted upwards or downwards depending on the actual costs for the preceding twelve (12) months. Tenant shall pay monthly commencing with the first month of lease term, as additional rent due under the terms hereof, a sum equal to Tenants Proportionate Share of the estimated costs for said Twelve-month period, divided by Twelve. Effective October 1, 2017 Tenant's estimated Operating Expense Charge shall be ($0.97) psf or $1,158.83 per month.

16)	CONTROL OF COMMON AREAS

All parking areas, driveways, entrances and exits, common areas and other facilities furnished by Landlord in, on or near the improvements of which the Premises are a portion, shall at all times be subject to the exclusive control and management of Landlord, notwithstanding that Tenant's employees and/or customers may have a nonexclusive right to the use thereof. Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to said parking areas, driveways, entrances and exits, common areas and other facilities.

17)	CONFORMING USE AND CARE OF GROUNDS - TENANT

Tenant shall, at all times during which this Lease and any extension hereof is in effect, conform to all present and future laws and ordinances of any governmental authority having jurisdiction over the Premises. Tenant shall not allow any accumulation of trash or debris in, on or about the Premises or within any portion of the improvements of which the Premises are a part. All receiving and delivery of goods and merchandise and all removal of garbage and refuse shall be made only by way of the service doors provided therefore. In the event the Premises shall have no such door, then these matters shall be handled in a manner satisfactory to Landlord and at the Tenant's sole expense. No storage of any material outside of the Premises shall be allowed unless first approved by Landlord in writing, and then in only such areas as are designated by Landlord. Tenant shall not commit or suffer any waste on the Premises, nor shall Tenant permit any nuisance to be maintained in, on or about the Premises or permit any disorderly conduct, common noise or other activity having a tendency to annoy or disturb any occupants of any part of the improvements of which the Premises are a part and/or any adjoining property.

18)	LIABILITY FOR OVERLOAD - TENANT

Tenant shall be liable for the cost of any damages to the Premises, the improvements of which the Premises are a part, and the sidewalks and pavements adjoining the same which will result from the movement of heavy articles. Tenant shall not unduly load or unload the floors or any other part of the Premises.

19)	RULES AND REGULATIONS

Landlord reserves the right to adopt and promulgate rules and regulations applicable to the Premises and the land and improvements of which the Premises are a part and, from time to time, to amend or supplement said rules or regulations. Notice of such rules and regulations and amendments and supplements thereto shall be given to Tenant, and Tenant agrees to comply with and observe all such rules and regulations and amendments and supplements thereto, provided, however, the same apply uniformly to all tenants of the improvements of which the Premises are a part. Rules and Regulations are attached hereto as Exhibit C.

20)	USE OF PREMISES

Tenant shall use the Premises for a Shoe manufacturing, distribution and administrative business and for no other purpose· whatsoever except with the prior written consent of the Landlord.

21)	PARKING

Tenant and its Agents shall at all times abide by and observe the Rules and Regulations set forth in "Exhibit C" and any amendments thereto that may be promulgated from time to time by Landlord for the operation and maintenance of the Project and the Rules and Regulations shall be deemed to be covenants of the Lease to be performed and/or observed by Tenant. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or the terms or provisions contained in any other lease, against any other tenant of the Project. Landlord shall not be liable to Tenant for any violation by any party of the Rules and Regulations or the terms of any other Project lease. If there is any inconsistency between this Lease (other than "Exhibit C") and the then current Rules and Regulations, this Lease shall govern. Landlord reserves the right to amend and modify the Rules and Regulations as is reasonably necessary.

22)	INSURANCE

CERTAIN INSURANCE RISKS. Tenant will not do or permit to be done any act or thing upon the Premises or elsewhere in, on or about the Project which would: (i) jeopardize or be in conflict with fire and/or other insurance policies covering any portion of the Project, and fixtures and property in any portion of the Project; or (ii) increase the rate of fire and/or other insurance applicable to any portion of the Project to an amount higher than it otherwise would be for the Project; or (iii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being conducted upon the Premises.

a)	RESPONSIBILITY OF TENANT

At all times during the Term, Tenant will carry and maintain, at Tenant's expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(1)

Bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $1,000,000. All such insurance will be on an occurrence ISO commercial general liability form including without limitation, personal injury and contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in Articles 31 and 54 of this Lease. Such insurance shall include waiver of subrogation rights in· favor of Landlord and Landlord's management company, if any;

(2)

Insurance covering all of Tenant's furniture and fixtures, machinery, equipment, stock and any other personal property owned and used in Tenant's business and found in, on or about the Premises or elsewhere on the Project, and any leasehold improvements to the Premises in excess of any initial build- out of the Premises by the Landlord, in an amount not less than the full replacement cost. Property forms will provide coverage on an open perils basis insuring against "all risks of direct physical loss." All policy proceeds will be used for the repair or replacement of the property damaged or destroyed, however, if this Lease ceases under the provisions of Articles 26 and 35 hereof, Tenant will be entitled to any proceeds resulting from damage to Tenant's furniture and fixtures, machinery and equipment, stock and any other personal property;

(3)

Worker's compensation insurance insuring against and satisfying Tenant's obligations and liabilities under the worker's compensation laws of the State of Colorado, including employer's liability insurance in the limit of $2,000,000 aggregate. Such insurance shall include waiver of subrogation rights in favor of Landlord and Landlord's management company, if any;

(4)

If applicable, business auto liability which insures against bodily injury and property damage claims arising out of the ownership, maintenance, or use “of any auto." A minimum of a $1,000,000 combined single limit per accident shall apply;

(5)

Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business auto liability, and employer’ liability policies, which insures against bodily injury, property damage, personal injury, and advertising injury claims with limits of not less than (i) $1,000,000 per occurrence, and (ii) $1,000,000 for the annual aggregate. These limits shall be in addition to and not including those stated for underlying commercial general liability, business auto liability insurance. Such policy shall name Landlord, Landlord's asset manager, including each of the foregoing entities' trustees, officers, agents, and employees (hereinafter "Landlord's Representatives"), and any Landlord's mortgagees, all as additional insureds;

(6)	Intentionally deleted.

(7)

If Tenant uses, in, on or about the Premises, any kind of steam or other high- pressure boiler or other apparatus which present any possibility of damage to the Premises or the improvements of which the Premises are a part or the life or limb of persons having access to such Premises, Tenant agrees to carry appropriate boiler insurance in an amount satisfactory to Landlord to indemnify against any loss resulting from any explosion or other damage or liability.

(8)

All insurance required under this Article 22 shall be issued by such good and reputable insurance companies qualified to do and doing business in the State of Colorado and having a rating not less than A: VIII as rated in the most current copy of Best's Insurance Report in the form customary to this locality. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required.

FORMS OF THE POLICIES. Landlord, Landlord's management company and such other parties as Landlord shall designate to Tenant who have an insurable interest in the Premises or the Project shall be (a) named as additional insured with respect to the coverages provided for under Article 22(i),(iii),(iv),(v) (other than Worker's Compensation) an (vii), and (b) as loss payees as their interest may appear with respect to the coverage provided under Article 22(ii). Certificates of insurance together with copies of the policies and any endorsements naming Landlord, Landlord's management company, and any others specified by Landlord as additional insureds or loss payee (as the case may be) will be delivered to Landlord prior to Tenant's occupancy of the Premises and from time to time at least sixty (60) calendar days prior to the expiration of the term or reduction in coverage of each such policy. All commercial general liability and property policies herein required to be maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry. In the event Tenant fails to purchase and maintain any of the insurance required hereunder, Landlord reserves the right, but not the obligation, to purchase such insurance on behalf of Tenant, and at Tenant's expense, with any expenses incurred by Landlord in connection therewith being reimbursed to Landlord by Tenant within thirty (30) calendar days of written demand thereof.

WAIVER OF SUBROGATION. Tenant waives any and all rights to recover against Landlord and Landlord's management company or against the Agents of Landlord, for any loss or damage to Tenant arising from any cause covered by any property insurance required to be carried by Tenant pursuant to this Article 22 or any other properly insurance actually carried by Tenant to the extent of the limits of such policy. Tenant, from time to time, will cause its respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Project or the Premises or the contents of the Project or the Premises. Tenant agrees to cause all other occupants of the Premises claiming by, under or through Tenant, to execute and deliver to Landlord and Landlord's management company such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

ADEQUACY OF COVERAGE. Landlord and its Agents make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article 22 are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant shall obtain such additional insurance coverage as Tenant deems adequate, at Tenant's sole expense. Furthermore, in no way does the insurance required herein limit the liability of Tenant assumed elsewhere in the Lease.

23)	INSURANCE - RESPONSIBILITY OF LANDLORD

The Landlord shall be responsible for and shall have in effect at all times fire and extended coverage and property damage insurance for the Project of which the Premises are a part in such amounts as shall be determined appropriate by Landlord. Tenant shall pay to Landlord, as additional rent under the terms hereof, it proportionate share, 9.54% of the insurance. Effective October 1, 2017 Tenant's estimated charge for insurance shall be ($0.10) psf or $119.47 per month. In the event the first and last lease years as herein above defined are not calendar years, the liability of Tenant under the terms hereof shall be prorated with Tenant being liable for only those number of days during which the Lease was in effect.

24)	TENANT'S PERSONAL PROPERTY.

Landlord shall not bear any responsibility whatsoever for any of Tenant's personal property used or kept on the Premises. Any losses suffered by Tenant for Tenant's personal property because of fire, flood, water damage, theft, vandalism or any other risk shall be borne solely by Tenant.

25)	REGULATIONS ON USE - TENANT RESPONSIBILITY

It shall be Tenant's sole and exclusive responsibility to meet all regulations and laws of any governmental body having jurisdiction over the Premises as such regulations affect Tenant's operations, all at Tenant's sole cost and expense. Tenant further agrees not to install any electrical equipment that overloads any electrical paneling, circuitry or wiring within the Premises or elsewhere within the building of which the Premises are a part, and further agrees to comply with the requirements of the Landlord's insurance underwriter or any governmental authorities having jurisdiction thereof.

26)	DAMAGE TO PREMISES

If the Premises or the building in which they are located shall be damaged by fire or other insured cause other than the misconduct or negligence of Tenant or its agents, Landlord shall diligently and as soon as practicable after such damage occurs (taking into account the time necessary to effect a satisfactory settlement with any insurance company involved) repair such damage at the expense of Landlord; provided, however, that Landlord's obligation to repair such damage shall not exceed the proceeds of insurance available to Landlord (reduced by any proceeds retained pursuant to the rights of Mortgagee). Notwithstanding the foregoing, if the Premises or the Building are damaged by fire or other insured cause to such and extent that, in Landlord's sole judgment, the damage cannot be substantially repaired with two hundred seventy (270) days after the date of such damage, or if the Premises are substantially damaged during the last Lease Year, then: (i) Landlord may terminate this Lease as of the date of such damage by written notice to Tenant; or (ii) provided such damage or casualty is not the consequence of the fault or negligence of tenant or its agents, Tenant may terminate this Lease as of the date of such damage by written notice to Landlord within ten (10) days after Landlord's delivery of a notice that the repairs cannot be made within such 270-day period (Landlord shall use reasonable efforts to deliver to Tenant such notice within sixty (60) days of the date of such damage or casualty). Rent shall be apportioned and paid to the date of such termination.

During the period that Tenant is deprived of the use of the damaged portion of the Premises, and provided such damage is not the consequence of the misconduct or negligence of Tenant or its agents, the Base Rent and Tenant's share of any Operating Expenses payable hereunder shall be reduced by the ratio that the damaged portion of the Premises bears to the rentable square footage of the Premises before such damage. All injury or damage to the Premises, any other portion of the building in which the Premises are located, and/or any other portion(s) of the Project resulting from the misconduct or negligence of tenant or its agents shall be repaired by Tenant, at Tenant's expense, and Rent shall not abate. If Tenant shall fail to do so or if Landlord shall so elect, Landlord shall have the right to make such repairs, and any expense so incurred by Landlord, together with interest thereon at the rate of ten percent (10%) per annum shall be paid by Tenant from the date on which Landlord provides Tenant with a written demand for reimbursement for said expense until said expense is repaid by the Tenant in full. Notwithstanding anything herein to the contrary, Landlord shall not be required to rebuild, replace or repair any of the following: (i) specialized Tenant improvements as reasonably determined by Landlord; (ii) alterations made to the Premises; or (iii) any other personal property of Tenant.

27)	EXCULPATION.

Neither Landlord nor its agents, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations hereunder or otherwise, Tenant shall look solely to Landlord's equity, interest and rights in the building in which the Premises are located for satisfaction of Tenant's remedies on account thereof. Landlord or any successor owner shall have the right to transfer and assign to a third party, in whole or part, all of its rights and obligations hereunder and in any portion of the Premises and/or any other portion of the Project, and in such event, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this

Lease occurring thereafter shall terminate as of the day of such sale, and thereupon all such liabilities and obligations shall be binding on the new owner. Tenant agrees to attorn to such new owner.

28)	INSPECTION OF AND RIGHT OF ENTRY TO PREMISES.

Landlord, and/or Landlord's agents and employees shall have the right to enter the Premises at all times during regular business hours and, at all times during emergencies, to inspect the Premises, to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all materials into and upon said Premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no way abate while such repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant or otherwise. During the six months prior to the expiration of the term of this Lease or any extension hereof, Landlord may show the Premises to prospective tenants and/or purchasers and may place upon the Premises the usual notices indicating the Premises are for lease and/or sale.

29)	DEFAULT- REMEDIES OF LANDLORD.

If Tenant shall default in the payment of rent or in the keeping of any of the terms, covenants or conditions of this Lease to be kept and/or performed by Tenant, Tenant shall have full right to cure such default according to the terms of Colorado law. Landlord may immediately with, three (3) calendar days' notice, or at any time thereafter, re-enter the Premises, remove all persons and property therefrom, and repossess and enjoy the Premises, together with all additions thereto or alterations and improvements thereof. Landlord may, at its option, at any time and from time to time thereafter, relet the Premises or any part thereof for the account of Tenant or otherwise and receive and collect the rents therefore and apply the same, first to the payment of such expenses as Landlord may have incurred in recovering possession and for putting the same in good order and condition for re-rental, and expense, commissions and charges paid by Landlord in reletting the Premises. Any such reletting may be for the remainder of the term of this Lease or for a longer or shorter period. In lieu of reletting such Premises, Landlord may occupy the same or cause the same to be occupied by others, whether or not the Premises or any part thereof be relet. Tenant shall pay the Landlord the rent, and all other charges required to be paid by Tenant up to the time of the expiration of this Lease or such recovered possession, as the case may be, and thereafter. Tenant, if required by Landlord, shall pay to Landlord until the end of the term of this Lease, the equivalent of the amount of all rent reserved herein and all other charges required to be paid by Tenant, less the net amount received by Landlord for such reletting, if any. For any other default Tenant shall have fifteen (15) calendar days to cure unless such default cannot be reasonably cured within fifteen (15) calendar days in which event Tenant must diligently proceed to cure the default. In event of any default by Tenant, and regardless of whether the Premises shall be relet or possessed by Landlord, all fixtures, additions, furniture, and the like then on the Premises may be retained by Landlord. In the event Tenant is in default under the terms hereof and, by the sole determination of Landlord, has abandoned the Premises, Landlord shall have the right to remove all the Tenant's property from the Premises and dispose of said property in such a manner as determined best by Landlord, all at the cost and expense of Tenant and without liability of Landlord for any actions so taken. In the event an assignment of Tenant's business or property shall be made for the benefit of creditors or, if the Tenant's leasehold interest under the terms of this Lease shall be levied upon by execution or seized by virtue of any writ of any court of law, or if application be made for the appointment of a receiver for the business or property of Tenant, or, if a petition in bankruptcy shall be filed by or against Tenant, then and in any such case, at Landlord's option, with or without notice, Landlord may terminate this Lease and immediately retake possession of the Premises without the same working any forfeiture of the obligations of Tenant hereunder. In addition to the remedies granted to Landlord by the terms hereof, Landlord shall have available any and all rights and remedies available under the Statutes of the State of Colorado. No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy but shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by Statute. Further, all powers and remedies given by this Lease to Landlord may be exercised, from time to time, and as often as occasion may arise or as may be deemed expedient. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or shall be considered to be a waiver of any such default or acquiescence thereof. The acceptance of rental by Landlord shall not be deemed to be a waiver of any breach of any of the covenants herein contained or of any of the rights of Landlord to any remedies herein given.

30)	ATTORNEYS' FEES.

If, as a result of any default of Tenant in its performance of any of the provisions of this Lease, Landlord uses the services of an attorney (whether or not the matter for which the services of an attorney are secured results in the filing of a lawsuit) in order to secure compliance with such provisions or recover damages therefore, or to terminate this Lease or evict Tenant, Tenant shall reimburse Landlord upon demand for any and all attorneys' fees and expenses so incurred by Landlord.

31)	INDEMNIFICATION.

Tenant will neither hold nor attempt to hold Landlord or its respective agents liable for, and Tenant will indemnify and hold harmless Landlord, and its agents, from and against, any and all demands, claims, causes of action, fines, penalties, damages (including, without limitation, consequential and incidental damages), liabilities, judgments, and expenses (including, without limitation, attorneys' fees) incurred in connection with or arising from:

a)	The use or occupancy or manner of use or occupancy of the Premises and/or any other portion(s) of the Project by Tenant or any person claiming under Tenant or the agents of Tenant or any such person;

b)

Any activity, work or thing done, permitted or suffered by Tenant, any person claiming under Tenant or the agents of Tenant or any such person in, on or about the Premises or any other portion(s) of the Project;

c)	Any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the agents of Tenant or any such person;

d)

Any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the agents of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and

e)

Any injury or damage to the person, property or business of Tenant, or any person claiming under Tenant or the agents of Tenant or any such person or any other person entering upon the Premises or any other portion(s) of the Project under the express or implied invitation of Tenant; except as to each of the indemnifications set forth herein for any injury or damage to persons or property on the Premises which is solely caused by the gross negligence or willful misconduct of Landlord.

If any action or proceeding is brought against Landlord or its agents by reason of any such claim for which Tenant has indemnified Landlord or its agents, Tenant, upon notice from Landlord, shall defend the same at Tenant's sole expense and with counsel reasonably satisfactory to Landlord.

WAIYER AND RELEASE. Tenant, as a material part of the consideration to Landlord for this Lease, by this Article 31 waives and releases all claims against Landlord, its agents, representatives, heirs, successors and assigns, with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease. Except for any damage or injury to person or property on the Premises which is solely caused by the gross negligence or willful misconduct of Landlord, Tenant covenants and agrees that Landlord and its agents will not at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, injury, death or damage (including incidental and consequential damages) to persons, property or Tenant's business occasioned by any acts or omissions of any other tenant, occupant or visitor of the Premises and any other portion(s) of the Project, or from any cause, either ordinary or extraordinary, beyond the control of Landlord.

32)	ASSIGNMENT OR SUBLETTING

a)

Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) the Premises, or any part thereof, nor shall any assignment or transfer of this Lease or the right of occupancy hereunder be affected by operation of law or otherwise, without the prior written consent of Landlord, which shall not be unreasonably withheld. A transfer at any one time or from time to time of twenty percent (20%) or more of an interest in the aggregate in Tenant (whether stock, partnership interest or other form of ownership or control) by any person(s) or entity(ties) having an interest in ownership or control of Tenant shall be deemed to be an assignment of this Lease, and the person(s) and or entity(ties) acquiring such percentage or to which such percentage is conveyed or otherwise transferred shall for purposes of this Lease shall be consider the assignee. Within thirty (30) calendar days following Landlord's receipt of Tenant's request for Landlord's consent to a proposed assignment, sublease, or other encumbrance, together with all information required to be delivered by Tenant pursuant to section (d) of this Article, Landlord shall: (i) consent to such proposed transaction; (ii) refuse such consent; or (iii) elect to terminate this Lease in the event of an assignment, or in the case of a sublease, terminate this Lease as to the portion of the Premises proposed to be sublet in accordance with the provisions of section (f) of this Article. Any assignment, sublease or other encumbrance without Landlord's written consent shall be voidable by Landlord and, at Landlord's election, constitute an Event of Default hereunder.

b)	Without limiting other instances in which Landlord may withhold consent to an assignment or sublease, Landlord and Tenant acknowledge that Landlord may withhold consent in the following instances:

i)

If the proposed use of the Premises by the assignee or sublessee conflicts with Article 20 of this Lease, requires alterations that would decrease the value of the leasehold improvements in the Premises, requires substantially increased services by Landlord, or would result in more than a reasonable number of occupants per floor;

ii)

If the proposed assignee or sublessee is: a governmental entity; a person or entity with whom Landlord has negotiated for space in the Project during the prior twelve (12) months; a present tenant in the Project; a person or entity whose tenancy in the Project would violate any exclusivity arrangement which Landlord has with any other tenant; a person or entity of a character or reputation or engaged in a business which is not consistent with the quality of the Project; or not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;

iii)	Intentionally deleted.

iv)	If an Event of Default has occurred under this Lease or if an Event of Default would occur but for the pendency of any cure periods provided under Article 29 of this Lease.

c)	Notwithstanding that the prior express written permission of Landlord to any of the aforesaid transactions may have been obtained, the following shall apply:

i)

In the event of an assignment, contemporaneously with the granting of Landlord's aforesaid consent. Tenant shall cause the assignee to expressly assume in writing and agree to perform all of the covenants, duties, and obligations of Tenant hereunder and such assignee shall be jointly and severally liable therefore along with Tenant.

ii)	All terms and provisions of this Lease shall continue to apply after any such transaction.

iii)

In any case where Landlord consents to an assignment, transfer, encumbrance or subletting, the undersigned Tenant and any Guarantor shall nevertheless remain directly and primarily liable for the performance of all of the covenants, duties, and obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent and other sums herein provided to be paid), and Landlord shall be permitted to enforce the provisions of this instrument against the undersigned Tenant, any Guarantor and/or any assignee without demand upon or proceeding in any way against any other person. Neither the consent by Landlord to any assignment, transfer, encumbrance or subletting nor the collection or acceptance by Landlord of rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the initial Tenant or any Guarantor from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further assignment, transfer, encumbrance or subletting.

iv)

Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of tire Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums. Notwithstanding the foregoing, in the event that the rent due and payable by a sublessee under any such permitted sublease (or a combination of the rent payable under such sublease plus any bonus or other consideration therefore or incident thereto) exceeds the hereinabove provided Rent payable under this Lease, or if with respect to a permitted assignment, permitted license, or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, licensee, or other transferee exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord such excess rent and other excess consideration within ten (10) calendar- days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case may be.

v)

(v) Tenant shall pay Landlord a fee in the amount of ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) to reimburse Landlord for all its expenses including, without limitation, reasonable attorney fees associated with Landlord's acceptance of Tenant's request to assign, sublet or otherwise encumber the Premises under the terms of this Lease.

d)

Submission of Information. If Tenant requests Landlord's consent to a specific assignment or subletting. Tenant will submit in writing to Landlord: (i) the name and address of the proposed assignee or subtenant; (ii) a counterpart of the proposed agreement of assignment or sublease; (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (iv) banking, financial or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; (v) executed estoppel certificates from Tenant containing such information as provided in Article 37 herein; and (vi) any other information reasonably requested by Landlord.

e)

Consent of Mortgagee. Any transfer for which consent is required pursuant to any mortgage, deed of trust, security interest, or title retention interest affecting the Premises and/or any oilier portion(s) of the Project (the "Mortgage") shall not be effective unless and until such consent is given by the holder of any note or obligation secured by a Mortgage (the "Mortgagee").

(f)

Landlord's Option to Recapture Premises. If Tenant proposes to assign this Lease, Landlord may, at its option, upon written notice to Tenant given within thirty (30) calendar days after its receipt of Tenant's notice of proposed assignment, together with all other necessary information, elect to recapture the Premises and terminate this Lease. If Tenant proposes to sublease all or part of the Premises, Landlord may, at its option upon written notice to Tenant given within thirty (30) calendar days after its receipt of Tenant's notice of proposed subletting, together with all other necessary information, elect to recapture such portion of the Premises as Tenant proposes to sublease and upon such election by Landlord, this Lease shall terminate as to the portion of the Premises recaptured. If a portion of the Premises is recaptured, the Rent payable under this Lease shall be proportionately reduced based on the square footage of the Rentable Square Feet retained by Tenant and the square footage of the Rentable Square Feet leased by Tenant immediately prior to such recapture and termination, and Landlord and Tenant shall thereupon execute an amendment to this Lease in accordance therewith. Landlord may thereafter, without limitation, lease the recaptured portion of the Premises to the proposed assignee or subtenant without liability to Tenant. Upon any such termination, Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease with respect to the recaptured portion of the Premises, except with respect to obligations or liabilities which accrue or have accrued hereunder as of the date of such termination (in the same manner as if the date of such termination were the date originally fixed for the expiration of the term hereof).

33)	WARRANTY OF TITLE.

Landlord covenants it has good right to lease the Premises in the manner described herein and that Tenant shall peaceably and quietly have, hold, occupy, and enjoy the Premises during the term of the Lease and any extensions thereof so long as Tenant complies with all terms and conditions of this Lease.

34)	ACCESS.

Landlord shall provide Tenant non-exclusive access to the Premises through and across land and/or other improvements owned by Landlord. Landlord shall have the right to designate, during the term of this Lease, all such non-exclusive access and other common facilities of the land and/or improvements of which the Premises are a part.

35)	GOVERNMENTAL ACQUISITION OF PROPERTY.

The parties agree that Landlord shall have complete freedom of negotiation and settlement of all matters pertaining to the acquisition of all or any portion(s) of the Project by any governmental body, it being understood and agreed that any financial settlement respecting any such portion(s) of the Project to be so taken, whether resulting from negotiation and agreement or condemnation proceedings, shall be the exclusive property of Landlord, there being no sharing whatsoever between Landlord and Tenant of any sum received in any such settlement or compensation. In the event of any such governmental taking, Landlord shall have the right to terminate this Lease on the date possession is delivered to the governmental body. Such taking of the property by a governmental body shall not be a breach of this Lease by Landlord, nor shall it give rise to any claims to Tenant for damages or compensation from Landlord.

36)	CHANGES AND ADDITIONS TO IMPROVEMENTS.

Landlord reserves the right at any time to make alterations or additions to the improvements of which the Premises are a part and/or to acquire or build additions or other structures adjoining said improvements. Landlord also reserves the right to construct other buildings and/or improvements in the immediate area of the improvements in which the Premises are located and to make alterations or additions thereto, all as Landlord shall determine. Easements for light and air are not included in the leasing of the Premises to Tenant. Landlord further reserves the exclusive right to the roof of the improvements of which the Premises are a part except as provided for in this Lease. Landlord also reserves the right at any time to relocate, vary and adjust the size of any of the improvements, parking areas or other common areas or other portion(s) of the Project, provided, however, that all such changes shall be in compliance with the minimum requirements of governmental authorities having jurisdiction over the Project.

37)	SUBORDINATION ESTOPPEL CERTIFICATE AND ATTORNMENT.

Tenant shall at any time, and from time to time, upon not less than ten (10) days prior written notice from Landlord, execute, acknowledge, and deliver to Landlord a statement in writing, certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this lease as so modified, is in full force and effect) and the dates to which rent and other charges are paid in advance, if any, and acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such default, if any are claimed and acknowledging to any mortgagee that Tenant will not modify or amend this Lease without consent of such mortgagee, and certifying as to such other matters that Landlord may reasonably request.

Tenant constitutes and appoints Landlord as Tenant's true and lawful attorney-in-fact ("Attorney- in-Fact"), and in the Tenant's name, place and stead, to make, execute, sign, acknowledge, and file said estoppel certificate in the event that Tenant shall fail to complete and deliver such requested estoppel certificate in the allotted time above. The foregoing power of attorney is irrevocable and is coupled with an interest. Tenant shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and Tenant hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

In the event that Landlord or its principal sells, conveys, transfers or grants part or all of the Project to and by person, firm, corporation, company, or entity during the term of this Lease or any extension hereof, Tenant agrees to attorn to such new owner, and Landlord and its principals shall be released from performance hereunder. Upon change of ownership through foreclosure or otherwise, the Purchaser shall not disturb Tenant's peaceful possession of the Premises providing Tenant is not in default under this Lease.

The Tenant agrees that its Lease rights will be subordinate to those of any lending institutions making any loan upon any portion(s) of the Project. Tenant further agrees to sign reasonable documents reflecting this subordination when and if requested by the Landlord.

38)	OPTION TO EXTEND.

Upon full and complete performance of all the terms, covenants and conditions herein contained by Tenant and payment of all rental due under the terms hereof, and provided no default exists, Tenant shall be given the option to renew this Lease for One (1) additional term(s) of Three (3) years. In the event Tenant desires to exercise said option, Tenant shall give written notice of such fact to Landlord not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days prior to the expiration of the then- current term of this Lease. In the event of such exercise, this Lease shall be deemed to be extended for the additional period; provided, however, Landlord shall have the right to increase the monthly base rental no more than 95% the then current market rate, with written notice of the amount of such increase to be given to Tenant thirty (30) calendar days prior to the end of the then- current Lease term. Any such increased rental shall be subject to adjustments and be payable as herein provided for. Landlord shall further have the right to make any further adjustments and/or assessment of charges against Tenant as herein provided for. In the event of Tenant' exercise of said option, any funds retained by Landlord as herein provided for shall be continued to be so held subject to the same terms and conditions as set forth in this Lease.

39)	GUARANTEE AND FINANCIAL STATEMENTS.

This Lease, and Tenant's performance hereunder, shall be personally guaranteed by Lena Phoenix, by the execution to the Guarantee Agreement set forth in Exhibit D to this Lease. A current financial statement of Tenant and of any parties so guaranteeing this Lease shall be provided to Landlord upon execution hereof and annually thereafter, if so requested by Landlord.

40)	INTEREST ON PAST-DUE OBLIGATIONS.

Any amount due to Landlord not paid when due shall bear interest at one percent (1%) per month from the due date of such past due obligations 1U1ti! paid. Payment of such interest shall not excuse or cure any default by Tenant under this Lease.

41)	LATE CHARGE.

The Landlord shall have the right to collect from Tenant, in addition to any amounts due under paragraph 40 above, a monthly collection service charge for any payment due to Landlord hereunder which is delinquent ten (10) calendar days or longer, said charge being Twenty-Five and no/100ths Dollars ($25.00) or five percent (5%) of said payment, whichever sum shall be greater.

42)	MEMORANDUM OF LEASE – RECORDING.

Tenant shall at no time record this Lease in the office of any Clerk and Recorder of the county in which the Premises is located or any other county or municipality.

43)	NOTICE PROCEDURE.

All notices, demands and requests which may or are required to be given by either party to the other shall be in writing and such that are to be given to Tenant shall be deemed to have been properly given if served on Tenant or an employee of Tenant or sent to Tenant by United States registered mail, return receipt requested, properly sealed, stamped, and addressed to Tenant at Feel The World, Inc., Attn: Lena Phoenix, 100 Technology Drive, Suite 315-C, Broomfield, CO 80021, or at such other place as Tenant may from time to time designate in a written notice to Landlord; and, such as are to be given to Landlord shall be deemed to have been properly given if personally served on Landlord or if sent to Landlord, United States registered mail, return receipt requested, properly sealed, stamped and addressed to Landlord at Kew Realty Corp, 300 South Jackson Street, Suite 550, Denver, Colorado 80209, or at such other place as Landlord may from time to time designate in a written notice to Tenant. Any notice given by mailing shall be effective as of the date of mailing as shown by the receipt given therefore.

44)	CONTROLLING LAW.

The Lease, and all terms hereunder, shall be construed consistent with both the procedural and substantive the laws of the State of Colorado. Any dispute resulting in litigation hereunder shall be resolved in court proceedings instituted in Denver County and in no other jurisdiction.

45)	BINDING UPON SUCCESSORS.

The covenants and agreements herein contained shall bind and inure to the benefit of Landlord and Tenant and their respective successors. This Lease shall be signed by the parties in duplicate, each of which shall be a complete and effective original Lease.

46)	PARTIAL INVALIDITY.

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons and circumstances other than those to which it has been held invalid or unenforceable, shall not be affected thereby, and each term, covenant and condition of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

47)	CONDITION OF SPACE.

Tenant accepts the Premises "AS IS", "WHERE IS", "WITH ALL FAULTS" AND WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.

48)	TENANT IMPROVEMENTS.

Landlord shall construct and install the Improvements in accordance with Exhibit B-1.

49)	LIEN PROTECTION.

Tenant will pay or cause to be paid all costs and charges for: (i) work done by Tenant or caused to be done by Tenant, in or to the Premises; and (ii) materials furnished for or in connection with such work. Tenant will indemnify Landlord against and hold Landlord, the Premises, and the remainder of the Project free, clear and harmless of and from all mechanics' liens and claims of liens, and all other liabilities, liens, claims, and demands on account of such work by or on behalf of Tenant. If any such lien, at any time, is filed against the Premises or any part of the Project, Tenant will cause such lien to be discharged of record within ten (10) calendar days after the filing of such lien, except that if Tenant desires to contest such lien, it will furnish Landlord, within such 10-day period, security reasonably satisfactory to Landlord of at least 150% of the amount of the claim, plus estimated costs and interests. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant will immediately pay and satisfy the same. If Tenant fails to pay any charge for which a mechanic's lien has been filed, and has not given Landlord security as described above, Landlord may, at its option, pay such charge and related costs and interest, and the amount so paid, together with attorneys' fees incurred in connection with such lien, will be immediately due from Tenant to Landlord as Additional Rent. Nothing contained in this Lease will be deemed the consent or agreement of Landlord to subject Landlord's interest in all or any portion of the Project to liability under any mechanics' lien or to other lien law. If Tenant receives notice that a lien has been or is about to be filed against the Premises or any part of the Project or any action affecting title to any portion of the Project has been commenced on account of work done by or for or materials furnished to or for Tenant, it will immediately give Landlord written notice of such notice. At least fifteen (15) calendar days prior to the commencement of any work (including, but not limited to, any maintenance, repairs or alteration) in or to the Premises, by or for Tenant, Tenant will give Landlord written notice of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work. Landlord will have the right to post notices of non-responsibility or similar notices, if applicable, on the Premises or in the public records in order to protect the Premises against such liens.

50)	HAZARDOUS MATERIALS - ENVIRONMENTAL COMPLIANCE.

Tenant, its agents, employees, contractors, licensees and invitees shall at all times use the Premises and conduct any operations thereon in compliance with all applicable federal, state and local environmental statutes, regulations, ordinances and any permits, approvals or judicial or administrative orders issued thereunder.

51)	ENVIRONMENTAL HAZARDS. Tenant covenants that:

a)

No Hazardous Substances (as hereinafter defined) shall be generated, treated, or stored or disposed of, or otherwise deposited in or located on or about the Premises and/or elsewhere within the Project, including without limitation, the surface and subsurface waters of any portion of the Project except those substances incidental and used in Tenant's business trade provided those substances are handled, stored and disposed of in accordance with all applicable federal, state and local environmental statutes, regulations, ordinances and any permits, approvals or judicial or administrative orders issued thereunder.

b)	No activity shall be undertaken on the Premises and/or elsewhere within the Project, which would cause:

(i)	The Premises to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise cause the Premises and/or any other portion(s) of the Project to be in violation of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., or any similar state law or local ordinance;

(ii)

A release or threatened release from any source in, on or about the Premises and/or any other portion(s) of the Project of Hazardous Substances within the meaning of, or otherwise cause the Premises and/or any other portion(s) of the Project to be covered by, the Comprehensive Liability Act (''CERCLA"), 42 U.S.C. Section 9601 et seq., or any similar state law or local ordinance or any other environmental law;

(iii)

The discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions which would require a permit under the federal water Pollution Control Act ("FWPCA"), 33 U.S.C. Section 1251 et seq., or the Clean Air Act ("CAA"), 42 U.S.C Section 7401 et seq., or any similar state law or local ordinance;

(iv)

There shall be no substances or conditions in, on or about the Premises and/or any other portion(s) of the Project which may support a claim or cause of action under RCRA, CERCLA, any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements or under any common law claim relating to environmental matters, or could result in recovery by any governmental or private party of remedial or removal costs, natural resources damages, property damages in personal injuries or other costs, expenses or damages, or could result in injunctive relief arising from any alleged injury or threat of injury to health, safety or the environmental; and

(v)	There shall be no underground storage tanks or release or threatened releases from such tanks located in, on or about the Premises and/or elsewhere within the Project.

For the purposes of this Lease, "Hazardous Substance" shall mean any and all hazardous or toxic substances, hazardous constituents, contaminants, wastes, pollutants or petroleum including, without limitation, crude oil or any fraction thereof including without limitation hazardous or toxic substances, pollutants and/or contaminants as such terms are defined in CERCLA or RCA; asbestos or material containing asbestos; and PCBs, PCB articles, PCB containers, PCB article containers, PCB equipment, PCB transformers or PCB contaminated electrical equipment (as such terms are defined in Part 761 or Title 40, Code of Federal Regulations).

52)	CLEANUP OBLIGATION.

If it is discovered that any Hazardous Substances or other materials described in Article 51 above and/or otherwise have been deposited, released, discharged or otherwise caused to exist, on or from the Premises and/or on or from any other portion(s) of the Project in violation of the provisions of Article 51 above and/or otherwise, then Tenant agrees within a reasonable time to remove, clean up or take such other remedial action with regard to such substances as may be required by all applicable law and/or regulations. Any such remedial action shall be the sole responsibility of Tenant and shall be conducted at Tenant's sole cost and expense. If Tenant fails to commence or diligently pursue such remedial action in Landlord's sole judgment, then, after a written notice to Tenant, Landlord may either declare an event of default under this Lease and exercise any and all remedies hereunder or cause the taking of such remedial action as may be required at Tenant's sole cost and expense. Tenant grants to Landlord and its agents and employees access to the Premises and the license to carry out such remedial action.

53)

ENVIRONMENTAL NOTICE. Tenant shall give Landlord prompt notice of any of the following occurrences arising with regard to the Premises and/or any other portion(s) of the Project or Tenant's activities thereon:

a)	Any spill, release, threatened release or other occurrence that would constitute a violation of the provisions of Articles 51 or 52 above;

b)	The notification of any of the events set forth in Article 53.A above to any federal, state or local governmental agency or authority;

c)

Any notices, claims or allegations of environmental violations or contamination received from any federal, state or local governmental agency or authority of the filing or commencement of any judicial or administrative proceeding by any such agency; or

d)	The filing or threatened filing of any judicial or administrative proceeding by any private party alleging injury or threat of injury to property, health, safety or the environment.

54)	ENVIRONMENTAL INDEMNITY.

a)

Tenant hereby agrees to indemnify, defend and hold harmless the Landlord and its agents, affiliates, officers, directors and employees (all of such entities and persons being referred to herein individually as "Indemnified Person" and collectively as the "Indemnified Parties") from and against any and all liability, claims, demands, actions and causes of action, whatsoever, including, without limitation, attorneys' fees and expenses and costs and expenses reasonably incurred to which any Indemnified Person may be subject insofar as they arise out of or relate to any alleged contamination of the Premises and/or any other portion(s) of the Project or alleged violation of environment statutes arising from any violation of Tenant's obligations under Articles 50 through and including Article 53 above.

b)

Those costs, damages, liabilities, losses, claims, expenses (including, without limitation, attorneys' fees and disbursements) for which the Indemnified Parties are indemnified hereunder shall be reimbursable as incurred without any requirement of waiting for the ultimate outcome of any litigation, claim or other proceeding, and Tenant shall pay such costs, expenses, damages, liabilities, losses, claims, expenses (including, without limitation, attorneys' fees and disbursements) as incurred by Landlord or other Indemnified Persons within fifteen (15) calendar days after notice itemizing the amounts incurred to the date of such notice.

55)	SURVIVAL.

The obligations of Tenant set forth in Article 50 through and including Article 54 of this Lease shall survive the expiration or termination of the term of this Lease any extension hereof or the exercise by Landlord of any of its remedies hereunder.

56)	REAL ESTATE COMMISSION.

Except as set forth in this Article, Landlord shall owe no brokerage commissions in connection with Tenant's tenancy hereunder.

a)	FIRST TERM OF LEASE

The parties hereto acknowledge that a real estate commission is owing by the Landlord in connection with Tenant's tenancy hereunder and shall be paid to Brit Banks, Dean Callan and Company, Inc. Such amount is due and payable as stipulated in a Commission Agreement.

57)	LANDLORD'S LIEN. Intentionally deleted.

58)

WAIVER OF JURY TRIAL. TENANT HEREBY WAIVES TRIAL BY JURY IN CONNECTION WITH PROCEEDINGS OR COUNTERCLAIMS BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER OR TENANT'S USE

OR OCCUPANCY OF THE PREMISES.

59)	RELOCATION OF THE PREMISES. Intentionally deleted.

60)	MISCELLANEOUS.

a)

All marginal notations and paragraph headings are for purposes of reference and shall not affect the true meaning and intent of the terms hereof. Throughout this Lease, wherever the words "Landlord" and "Tenant" are used, they shall include and imply to the singular, plural, persons both male and female, companies, partnerships and corporations, and in reading said Lease, the necessary grammatical changes required to make the provisions hereof mean and apply as aforesaid shall be made in the same manner as though originally included in said Lease.

b)

Entire Agreement. This Lease (which includes the Exhibits attached hereto) contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease shall be of any force or effect. This Lease (other than the Rules and Regulations, which may be changed from time to time as provided herein) may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by Landlord and Tenant.

c)	Authority.

i)

If Tenant signs as a corporation, the person executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and validly existing corporation, in good standing, qualified to do business in the State of Colorado the county in which the Project is located, that the corporation has full power and authority to enter into this Lease and that he or she is authorized to execute this Lease on behalf of the corporation. Tenant further agrees that upon execution of this Lease and at any other time requested by Landlord, it shall provide Landlord with a "Certificate of Good Standing" issued by the Colorado Secretary of State's Office.

ii)

If Tenant signs as a partnership, the person executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed, validly existing partnership qualified to do business in the State of Colorado, that the partnership has full power and authority to enter into this Lease, and that he or she is authorized to execute this Lease on behalf of the partnership. Tenant further agrees that it shall provide Landlord with a partnership authorization certifying as to the above in a form acceptable to Landlord.

d)	Interpretation. This Lease shall not be construed against either party more or less favorably by reason of authorship or origin of language.

e)	Landlord's Consent. Wherever and whenever in this Lease Landlord's consent or agreement is required, unless otherwise provided, Landlord may withhold its consent for any reason whatsoever.

f)	Time of the Essence. Time is of the essence as to Tenant's obligations contained in this Lease.

g)

Force Majeure. Landlord and Tenant (except with respect to the payment of Rent) shall not be chargeable with, liable for, or responsible to the other for anything or in any amount for any failure to perform or delay caused by: fire; earthquake; explosion; flood; hurricane; the elements; acts of God or the public enemy; actions, restrictions, governmental authorities (permitting or inspection), governmental regulation of the sale of materials or supplies or the transportation thereof; war; invasion; insurrection; rebellion; riots; strikes or lockouts, inability to obtain necessary materials, goods, equipment, services, utilities or labor; or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of such party (collectively, "Events of Force Majeure"); and any such fail1.1re or delay due to said causes or any of them shall not be deemed to be a breach of or default in the performance of this Lease.

h)	Landlord's Fees. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimb1.1rse Landlord for all of Landlord's costs incurred in reviewing the proposed action or consent, including, without limitation, attorneys', engineers' or architects' fees, within ten (10) calendar days after Landlord's delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimb1.1rsement without regard to whether Landlord consents to any such proposed action.

i)

Attorney-in-Fact. If Tenant fails or refuses to execute and deliver any instrument or certificate required to be delivered by Tenant hereunder within the time periods required herein, then Tenant hereby appoints Landlord as its attorney-in-fact with full power and authority to execute and deliver such instrument or certificate for and in the name of Tenant.

j)	Effectiveness. The furnishing of the form of this Lease shall not constitute an offer and this Lease shall become effective upon and only upon its execution by and delivery to each party hereto.

k)

Light, Air or View Rights. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Project shall not affect this Lease, abate any payment owed by Tenant hereunder or otherwise impose any liability on Landlord.

l)	Special Damages. Under no circumstances whatsoever shall Landlord ever be liable hereunder for consequential damages, incidental damages or special damages.

m)	Remedies Cumulative. The remedies of Landlord hereunder shall be deemed cumulative and no remedy of Landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.

n)

Independent Covenant. The obligation of Tenant to pay all Rent and other sums hereunder provided to be paid by Tenant and the obligation of Tenant to perform Tenant's other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder, save and except only when an abatement thereof or reduction therein is hereinabove expressly provided for and not otherwise. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of a prejudgment lien against or withhold, or deduct from, or offset against any rent and other sums provided hereunder to be paid Landlord by Tenant.

61)	CONFIDENTIALITY

The Parties hereto agree that this Lease and each of its terms and conditions are and shall remain strictly confidential as of the date on which this Lease is executed by the parties. The parties further agree that they shall not disclose any such confidential information to any third parties, with the exception of the disclos1.1re of that confidential information (1) to a tax or legal consultant as necessary for tax or business advice, or (2) if compelled by court order or subpoena, or (3) under the public financial statement reporting requirements of the Securities and Exchange Commission, which Landlord understands Tenant is currently subject to. Should the Tenant or any of its Members, Managers, employees, officers, directors, shareholders, partners, owners, employees, contractors, representative, agents, attorneys (in the absence circumstances relating to a subpoena as referenced above), heirs, representatives, successors or assigns, breach this confidentiality provisions, the Landlord's resulting damages will be difficult to ascertain. Accordingly, and in the event of such a breach, in addition to such breach constituting a Default of this Lease which shall give Landlord the immediate right, without notice to Tenant, and at its option, to terminate this Lease, Tenant shall immediately pay to the Landlord liquidated damages in the sum of $5,000.00 for each such violation (in addition to all related costs incurred by Landlord, including, but not limited to, its attorneys' fees and costs), which liquidated damages all parties to this Lease expressly acknowledge (a) are not a penalty; and (b) are fair and reasonable.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Lease as of the date hereof.

LANDLORD: KEW REALTY CORPORATION
a Colorado Corporation

By: Anita Youngblut

Name: Anita Youngblut
Title: Vice President

TENANT: FEEL THE WORLD, INC.
a Delaware foreign corporation d/b/a Xero Shoes

By: ______________________

Name: Lena Phoenix
Title: Chief Financial Officer

23

EXHIBIT B-1

WORK AGREEMENT

LANDLORD'S WORK: Landlord shall provide new paint and carpet throughout the office interior and mitigate existing office area smell. Landlord shall power wash the warehouse floor. All mechanical systems will be delivered in good working order. Landlord shall repair or replace any items not currently operating including but not limited to, HVAC systems, lighting, plumbing, electrical, dock doors, dock levelers, ceiling tiles, cabinets, etc. Tenant accepts all else in "as-is" condition. Any additional improvements are the sole responsibility of Tenant.

EXHIBIT C
RULES AND REGULATIONS

            The following Rules and Regulations were promulgated by the Landlord in accordance with the provisions of the Lease Agreement between Landlord and the Tenant and shall be effective as of the date of this Lease. These Rules and Regulations are in addition to and shall be construed to modify and amend the terms, covenants, agreements and conditions of the Lease; provided, however, except as is expressly provided herein, in the event of any inconsistency between the terms and provisions of the. Lease and the terms and provisions of these Rules and Regulations, the terms and provisions of the Lease shall control. Landlord reserves the right to amend these Rules and Regulations and to make such other and further reasonable Rules and Regulations as, in its judgment, may from time to time be needed and desirable. Landlord shall provide to Tenant any new and/or modified Rules and Regulations prior to the effective date thereof. A violation of the provisions of these Rules and Regulations as amended or supplemented shall constitute a default under the Lease Agreement.

            1.        Tenant shall not suffer or permit the obstruction of any Common Areas, including but not limited to walkways, Parking Areas, and driveways. Except for repairs and maintenance to air conditioning units servicing the Premises, Tenant shall not have access to the roof of the Building in which the Premises is located, unless accompanied by a representative of Landlord.

            2.        Tenant shall not attach equipment, furnishings, personal property, awnings, other projections, or fixtures to the exterior walls of the Building in which the Premises is located, without the Landlord's prior written consent.

            3.        Landlord reserves the right to refuse access to any persons that Landlord, in good faith, believes to be a threat to the safety, reputation or property of the Project or its occupants. The term "Project" shall include the land, including the Common Areas, and the improvements constructed upon land, of which the Premises are a part.

            4.        Tenant shall not place or permit its agents to place any trash, garbage, debris, or other objects anywhere within the Project, except in designated areas, without first obtaining Landlord's written consent. If Tenant shall fail to comply with the provisions hereof, Landlord shall have the right, after giving three (3) days written notice to Tenant to remove such trash, garbage, debris, or other objects, to cause the said trash, garbage, debris, or other objects to be removed at the sole cost and expense of the Tenant.

            5.        The plumbing pipes and fixtures shall not be used for any purposes other than those for which they were constructed, and no foreign substances of any kind shall be thrown therein. Tenant shall be responsible for the inappropriate use of any toilet rooms, plumbing, or other utilities in the Premises.

            6.        Tenant shall not mark, paint, drill into or in any way deface any part of the Project or the Premises.

            7.        The Premises shall not be used for lodging or manufacturing, cooking, or food preparation. Notwithstanding the foregoing, Underwriters' Laboratory approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate or similar beverages, provided that such use is in accordance with all applicable laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to other tenants.

            8.        Tenant shall not make or permit any noises or odors that annoy or interfere with other tenants or occupants having business within the Project.

            9.        The Premises is a "no smoking" property. Smoking or vaporizing of any type, including cigarette, cigar, pipe, tobacco, marijuana or any other product that can be smoked or vaporized is expressly prohibited.

            10.      No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Premises, nor shall any changes be made in locks or the mechanism thereof without prior notice to and the approval of Landlord. Tenant shall, upon the termination of its Lease, return to Landlord all keys to the Premises and Common Areas. In the event that Tenant shall fail to return said keys, Tenant shall pay Landlord the cost of replacement keys.

(a) Tenant shall not use or occupy or permit any portion of the Premises to be used or occupied for growing (marijuana), storage, manufacture, possession, sale, or use of marijuana, liquor, narcotics or drugs. The Premises shall not be used, or permitted to be used, for any immoral or illegal purpose.

            11.      Tenant shall have the responsibility for the security of the Premises and, before closing.

            12.     and leaving the Premises at any time, Tenant shall see that all entrance doors are locked and all lights and office equipment within the Premises are turned off, and Landlord shall have no responsibility relating thereto. Landlord will not be responsible for any lost or stolen personal property, equipment, money or jewelry from the Premises or Common Areas regardless of whether such loss occurs when the Premises and Common Areas are locked against entry or not.

            13.      Requests and requirements of Tenant with regard to the Premises or Common Areas shall be attended to only upon application to the home office of Landlord, the location where rent is paid. Project employees on the Project shall not be required to perform any work outside of their regular duties unless under specific instructions from Landlord.

            14.      No vending machines shall be permitted to be placed or installed in any part of the Project by Tenant other than within the Premises without the permission of Landlord.

            15.      Tenant shall not use any method of heating or air conditioning other than as provided by Landlord or a dedicated system approved by Landlord with the exception of mobile evaporative coolers for cooling the warehouse. Tenant shall use the heating and air conditioning system is such a manner so as to minimize the energy used by, and to conserve the effectiveness of, such systems.

            16.      Landlord shall not be liable for loss of or damage to any vehicle or any contents of such vehicle, or any property left in any of the Parking Areas, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Areas and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (i) Landlord will not be obligated to provide any traffic control, security protection, or operator for the Parking Areas; (ii) Tenant uses the Parking Areas at its own risk; and (iii) Landlord will not be liable for personal injury or death to persons, or theft, loss of or damage to property. Tenant indemnifies and agrees to hold Landlord and its agents and employees harmless from and against any and all claims, demands, and actions arising out of the use of the Parking Areas by Tenant and its Agents, servants, employees and invitees whether brought by any of such persons or any other person.

            17.      Tenant (including Tenant's employees, customers, agents, licensees, and invitees) will use the Parking Areas solely for the purpose of parking passenger model cars, small vans and small trucks and will comply in all respects with posted signs, these Rules and Regulations and any other rules and regulations that may be promulgated by any governmental agency or Landlord from time to time with respect to the Parking Areas. The Parking Areas in front of Tenant's own Premises may be used by Tenant or its Agents for occasional overnight parking of vehicles however Tenant shall not be permitted to use the Common Parking Areas for overnight parking of vehicles. Tenant will ensure that any vehicle parked in any of the Parking Areas will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the Parking Areas are at any time used: (i) for any purpose other than parking as provided above; (ii) in any way or manner reasonably objectionable to Landlord; or

(iii) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an Event of Default under the Lease.

            18.      Tenant's right to use the Parking Areas is currently in common with other tenants of the Project and with other parties permitted by Landlord to use the Parking Areas. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord provided that Tenant's rights under the Lease are preserved. Landlord will not be liable to Tenant for any unavailability of Tenant's designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

            19.      If the Parking Areas are damaged or destroyed, or if the use of the Parking Areas is limited or prohibited by any governmental authority, or the use or operation of the Parking Areas is limited or prevented by strikes, inclement weather conditions, labor difficulties, or other causes beyond Landlord's control, Tenant's inability to use the Parking Space Allocation will not subject Landlord to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease and the Lease will remain in full force and effect. Tenant will pay to Landlord upon demand, and Tenant indemnifies Landlord against, any and all loss or damage to the Parking Areas, or any equipment, fixtures, or signs used in connection with the Parking Areas and any adjoining buildings or structures caused by Tenant or any of its Agents.

            20.      Tenant has no right to assign any of its rights in the Parking Areas, except as part of a permitted assignment or sublease of the Lease.

            21.      No house trailer, camping trailer, boat trailer, hauling trailer, boat or accessories thereto, truck (larger than 3/4 ton), self-contained motorized recreational vehicle, or other type of recreational vehicle or equipment, may be parked or stored in the Parking Areas, except that any such vehicle may be otherwise parked as a temporary expedient for loading, delivery, or emergency. This restriction, however, shall not restrict trucks or other commercial vehicles which are necessary for construction or for the maintenance of the Project or any part thereof.

            22.      No abandoned, unlicensed, or inoperable automobiles or vehicles of any kind shall be stored or parked in the Parking Areas. An "abandoned or inoperable vehicle" shall be defined as any automobile, truck, motorcycle, or other similar vehicle, which has not been driven under its own propulsion for a period of one (I) week or longer, or which does not have an operable propulsion system installed therein; provided, however, such vehicles may be stored or parked in designated areas that may be provided to Tenant by Landlord.

            23.      No activity such as, but not limited to, maintenance, repair, rebuilding, dismantling, repainting or servicing of any kind of vehicles, trailers or boats, may be performed or conducted in the Parking Areas.

            24.      In the event the Landlord shall determine that a vehicle is parked or stored in the Parking Areas in violation of Sections 15 through and including Section 22 of these Rules and Regulations, then a written notice requiring the removal of said vehicle within 24 hours shall be served, as hereinafter provided, upon the Owner of the vehicle or the Tenant which caused the vehicle to be parked or stored in violation hereof. The notice shall (i) describe the vehicle, (ii) the parking violation, (iii) the date and time that the notice was served, and (iv) be signed by the person causing the notice to be served. The notice shall be served by conspicuously placing a copy of the notice upon the vehicle. If the Owner of the vehicle or the Tenant which caused the vehicle to be parked or stored in violation hereof can be reasonably ascertained and found, a copy of such notice shall also be delivered to such Owner, or Tenant. If the vehicle is not removed within the said 24-hour period, the Landlord shall have the right to remove the vehicle at the sole expense of the Owner and/or the Tenant causing the vehicle to be stored or parked in violation hereof. The Owner of the Vehicle and the Tenant which causes the vehicle to be parked or stored in violations with the provisions hereof indemnifies Landlord against, any and all loss or damage to the said vehicle and its contents caused by the removal of said vehicle as herein provided by Landlord or any of its Agents. It is agreed that if the provisions relating to the parking of vehicles set forth in these Rules and Regulations are inconsistent with the provisions relating to the parking of vehicles contained in the Lease Agreement, then the provisions set forth herein shall control.

            25.      Tenant shall give Landlord prompt notice of any accidents to or defects in any of the utility equipment which service the Premises or the Project, including the water pipes, gas pipes, electric lights and fixtures, heating and air conditioning apparatus, or any other service equipment.

            26.      Tenant shall not allow animals or birds to be in the Common Areas unless such animals or birds are properly leashed or restrained.

EXHIBIT D

PERSONAL GUARANTY OF LEASE

THIS PERSONAL GUARANTY OF LEASE (hereinafter called "Guaranty" is entered into by LENA PHOENIX, a MARRIED Individual (hereinafter called "Guarantor") for the reliance and benefit of KEW REALTY CORPORATION ("Landlord") as holder of this Guaranty on this 15th day of September 2017.

WITNESSETH

            WHEREAS, Guarantor has agreed to execute and deliver to Landlord a Guaranty wherein, among other things, Guarantor guarantees to Landlord payment of the rent and the performance of all the covenants, terms, conditions and agreements by Tenants hereinafter defined, as described in and provided for in that certain Lease dated September 15, 2017 by and between Landlord and Feel The World, Inc, a Delaware foreign corporation DBA Xero Shoes, (hereinafter called "Tenant"), (both of which documents are hereinafter jointly called the "Lease") of approximately 14,336 square feet of space located at 3700 Havana Street, Unit 312, Denver, Colorado 80239 (the "Leased Premises").

            NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained and the execution of the Lease, Guarantor agrees as follows:

           1.        a. Guarantor unconditionally guarantees to Landlord and the successors and assigns of Landlord the full and punctual performance and observance by Tenant, of all the terms, covenants and conditions in the Lease contained on Tenant's part to be kept, performed or observed. This Guaranty shall include any liability of Tenant which shall accrue under the Lease for any period preceding as well as any period following the term in the Lease. The Guarantor waives notice of any breach or default by Tenant.

                       b. If, at any time, default shall be made by Tenant in the performance or observance of any of the terms, covenants or conditions in the Lease contained on Tenant's part to be kept, performed or observed, Guarantor will keep, perform and observe the same, as the case may be, in place and stead of Tenant.

            2.        Any act of Landlord, or the successors or assigns of Landlord, consisting of a waiver of any of the terms or conditions of the Lease, or the giving of any consent to any manner or thing relating to the Lease, or the granting of any indulgences or extensions of time to Tenant, may be done without notice to Guarantor and without releasing the obligations of Guarantor hereunder.

            3.        The obligations of Guarantor hereunder shall not be released by Landlord's receipt, application or release of security given for the performance and observance of covenants and conditions in the Lease contained on Tenant's part to be performed or observed; nor by any modification of such Lease, but in the case of such modification the liability of Guarantor shall be deemed modified in accordance with the terms of any such modification of the Lease.

            4.        The liability of Guarantor hereunder shall in no way be affected by: (i) the release or discharge of Tenant in any creditors', receivership, bankruptcy or other proceedings; (ii) the impairment, limitation or modification of the liability of the Tenant or the estate of the Tenant in bankruptcy under the Lease, resulting from the operation of any present or future provision of the Bankruptcy Laws (as hereinafter defined) or any other statute or from the decision in any court; (iii) the rejection or disaffirmance of the Lease in any such proceedings; (iv) any disability or other defense of Tenant; (v) the assignment or transfer of the Lease by Tenant; or (vi) the cessation from any cause whatsoever of the liability of Tenant. Bankruptcy Laws as used herein shall apply to Title 11 of the United States Code and any other federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization of individuals or business entities and their assets.

            5.        Until all the covenants and conditions in the Lease on Tenant's part to be performed and observed are fully performed and observed, Guarantor: (i) shall have no right of subrogation against Tenant by reason of any payments or acts or performance by the Guarantor, in compliance with the obligations of the Guarantor hereunder; (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder; and (iii) subordinates any liability or indebtedness of Tenant now or hereunder held by Guarantor to the obligations of Tenant to the Landlord under the Lease.

            6.        This Guaranty shall apply to the Lease, any extensions or renewal thereof and any holdover term following the term hereby granted or any extension or renewal thereof.

            7.        This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord.

            8.        All notices or other communications hereunder shall be in writing and shall be deemed duly given if addressed and delivered to the respective parties' addresses, as set forth below: (i) in person; (ii) by Federal Express or similar overnight carrier service; or (iii) mailed by certified or registered mail, return receipt requested, postage prepaid. Such notices shall be deemed received upon the earlier of receipt or, if mailed by certified or registered mail, three (3) days after such mailing. Landlord and Guarantor may from time to time by written notice to the other designate another address for receipt of future notices.

LANDLORD:	GUARANTOR:

Kew Realty Corporation	Lena Phoenix
300 South Jackson Street, Suite 550	1725 Rockview Circle
Denver, CO 80209	Superior, CO 80027
DOB: 07/05/1968

            9.        Guarantor expressly agrees that this contract is performable in the City of Denver, Denver County, Colorado; waives the right to be sued elsewhere; and agrees and consents to the jurisdiction of any court of competent jurisdiction in Denver County, Colorado.

            10.      If this Lease is guaranteed by more than one Guarantor, then the liability of each Guarantor shall be joint and several with every other Guarantor, and Landlord may seek to enforce this Guaranty against any one or more of the Guarantors (and less than all of the Guarantors) without impairing the rights of Landlord against any of the Guarantors. Landlord may compromise with any of the Guarantors for such sums as it deems fit and release any of the Guarantors from a portion or all further liability hereunder without impairing the right of Landlord to demand and collect the balance thereof from Guarantors not so released (provided, however, the Guarantors hereby agree that such compromise and release shall in no way impair or affect the rights of the Guarantors as among themselves).

IN WITNESS WHEREOF, the parties hereto have executed this PERSONAL GUARANTY OF LEASE on the day and year first written above.